Exhibit 21.1

Subsidiaries of Basic Energy Services, Inc.

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership

Basic Energy Services GP, LLC	Delaware	Basic Energy Services, Inc. — 100%

Basic Energy Services LP, LLC	Delaware	Basic Energy Services, Inc. — 100%

Basic Energy Services L.P.	Delaware	Basic Energy Services GP, LLC — 0.01% Basic Energy Services LP, LLC — 99.99%

Basic Marine Services, Inc.	Delaware	Basic Energy Services L.P. — 100%

First Energy Services Company	Delaware	Basic Energy Services L.P. — 100%

Oilwell Fracturing Services, Inc.	Oklahoma	Basic Energy Services L.P. — 100%

LeBus Oil Field Service Co.	Texas	Basic Energy Services L.P. — 100%